Exhibit 99.1

FOR IMMEDIATE RELEASE:

Media Contact for this Release: J. Daniel Sizemore (251) 967-4249

VISION BANCSHARES, INC. REPORTS SECOND QUARTER 2004 EARNINGS

GULF SHORES, ALABAMA – AUGUST 11, 2004 – Vision Bancshares, Inc., (VBAL.OB) today reported record net income of $175 thousand for the second quarter of 2004 versus $18 thousand for the same period in 2003. Basic and diluted earnings per share were $0.06 for the quarter ended June 30, 2004 compared to $0.01 per share on both a basic and diluted basis for the second quarter of 2003. The consolidated net income for the second quarter of 2004 consisted of net income of $346 thousand for Vision Bank, a net loss of $118 thousand for Vision Bank, FSB and a net loss of $53 thousand for Vision Bancshares, Inc. (on a parent only basis).

The Company’s year-to-date earnings were $320 thousand during the first six months of 2004 compared to a consolidated net loss of $89 thousand for the same period of 2003. On both a basic and diluted basis, earnings per share was $0.13 for the six-month period ending June 30, 2004 versus a loss of $0.05 per share for the first six months of 2003.

“We are pleased with the growth and positive earnings that the Company has achieved during the first six months of 2004,” said J. Daniel Sizemore, Chairman and CEO. “Our Alabama based bank has completed ten consecutive quarters of profitability and continues to show a positive earnings trend with year-to-date profits running 1.5% ahead of budget. We continue to experience strong growth in our Alabama market as total assets in our bank subsidiary are up 45% over year-end 2003 and exceed growth projections by 22% at the end of June. Although our Florida subsidiary posted an operating loss during the second quarter, its earnings trend is moving in the right direction.” Mr. Sizemore further stated, “We remain focused on the internal growth strategy in our Florida savings bank and are excited about the pending acquisition of BankTrust of Florida located in Gulf County, Florida. This acquisition, which we anticipate consummating by the end of the third quarter or first part of the fourth quarter, will have a positive impact on consolidated earnings and will position the Company to take full advantage of growth opportunities in what we consider a robust Florida market. The Company’s total consolidated assets after this acquisition will exceed $350 million.”

Total assets grew $109 million to $316 million at June 30, 2004, compared to $207 million at year-end 2003. At June 30, 2004, outstanding loans grew $62 million to $237 million while total deposits increased $89 million to $268 million. The Company’s allowance for loan losses was $2.8 million and represented 1.20% of outstanding loans at June 30, 2004. “We believe our strategic outlook and the efforts of our Vision team members have led to our success, which has translated into steady financial progress,” said Mr. Sizemore. “Our culture separates us from our competition. Our seasoned bankers find value and opportunity for our shareholders and customers.”

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Vision Bancshares, Inc. notes that any statements in this press release, and elsewhere, that are not historical facts are “forward-looking statements” that involve risks and uncertainties that may cause the Company’s actual results of operations to differ materially from expected results. For a discussion of such risks and uncertainties, see the Company’s Annual Report on Form 10-KSB for the most recently ended fiscal year as well as its other filings with the U.S. Securities and Exchange Commission.

Vision Bancshares, Inc. is an Alabama corporation organized in July 1999 as a bank holding company and headquartered in Gulf Shores, Alabama. It is the parent company for Vision Bank, a state banking corporation organized in March 2000 under the laws of the State of Alabama. Vision Bank provides general retail and commercial banking services principally to customers in Baldwin County, Alabama through its offices located in Gulf Shores, Orange Beach, Point Clear, Foley, and Fairhope. Vision Bancshares, Inc. is also the parent company for Vision Bank, FSB, organized in January 2003 as a federal savings bank chartered by the Office of Thrift Supervision. Vision Bank, FSB provides banking services to the customers in Bay County and the panhandle of Florida through its offices located in Panama City and Panama City Beach.